Exhibit 99.1

AVITA Medical Reports Third Quarter Results
Delivers Strong Q3 With 53% Year-Over-Year Revenue Growth

Raises Full Year 2026 Revenue Guidance

VALENCIA, Calif., November 5, 2026 (GLOBE NEWSWIRE) — AVITA Medical®, Inc. (NASDAQ: RCEL, ASX: AVH), a leading therapeutic acute wound care company delivering transformative solutions (“AVITA Medical,” or the “Company”), today reported financial results for the third quarter ended September 30, 2026.

Third Quarter 2026 Financial Highlights

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Q3 total revenue increased 53% year over year and 20% sequentially to $26.1 million, driven primarily by continued growth in RECELL® and increasing adoption of Cohealyx®
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Gross margin was 84.0%, an increase of 270 basis points year over year, reflecting higher RECELL revenue and improvements in manufacturing efficiency
•
Operating expenses were $24.6 million, flat to the prior quarter demonstrating continued expense discipline even as the Company supported higher performance-based compensation associated with commercial growth
•
Net cash use improved to approximately $0.6 million, compared with $3.2 million in Q2 2026. Cash, cash equivalents and marketable securities totaled approximately $10.5 million at September 30, 2026
•
Raised full-year 2026 revenue guidance to $92 million to $94 million and reaffirmed its expectation of achieving cash flow breakeven in Q4 2026
•
Achieved the $85 million trailing twelve-month revenue milestone required to access the remaining $10 million under the Company’s credit facility with Perceptive Advisors LLC, and subsequent to quarter-end, drew the additional tranche, strengthening the Company’s cash reserves
•
Based on improved operating performance and cash liquidity, the “going concern” qualification removed in the Quarterly Report on Form 10-Q

Business and Clinical Updates

•
On November 4, 2026, the Centers for Medicare & Medicaid Services finalized national physician payment values and simplified billing codes for RECELL procedures, effective January 1, 2027
•
PermeaDerm® I met its primary endpoint, demonstrating comparable clinical outcomes to allograft while reducing product costs by 70% and preparation time by 95.7%

Cary Vance, President and Chief Executive Officer of AVITA Medical, commented:

“AVITA delivered another strong quarter, with revenue increasing 53% year over year and gross margin reaching 84%. RECELL continued to drive our growth, supported by increasing adoption of Cohealyx, while disciplined expense management contributed to a substantial improvement in cash use. Based on our year-to-date performance and continued commercial momentum, we are raising our full-year revenue guidance and remain on track to achieve cash flow breakeven in the fourth quarter.”

David O'Toole, Chief Financial Officer, commented:

“Reaching $85 million in trailing twelve-month revenue reflects the continued execution of our commercial strategy and satisfied the revenue condition required to draw down the remaining $10 million under our credit facility with Perceptive Advisors LLC. This additional, minimally dilutive capital strengthens our liquidity as we advance toward cash flow breakeven and cash generation in the fourth quarter. Based on our improved operating performance and liquidity, management concluded that the substantial doubt about our ability to continue as a going concern has been alleviated. Accordingly, the outstanding debt under the credit facility is now classified as a long-term liability on our balance sheet.”

Updated Financial Guidance

Based on its third-quarter performance, AVITA Medical is raising its full-year 2026 revenue guidance to $92 million to $94 million, from $86 million to $89 million. This updated range represents growth of approximately 28% to 31% compared with revenue of $71.6 million in 2025. Based on year-to-date results, our new guidance implies revenue of $24.9 to $26.9 million for the fourth quarter. The Company also reaffirms its expectation of achieving cash flow breakeven in the fourth quarter of 2026.

Third Quarter Financial Results

Total revenue was approximately $26.1 million in the three months ended September 30, 2026, an increase of 53% compared to $17.1 million in the prior-year period. Revenue growth in the quarter was driven by continued execution across the Company's key commercial portfolio, led by RECELL and supported by Cohealyx and PermeaDerm.

•
RECELL (Q3 U.S. revenue of $22.4 million, approximately 20% growth compared to Q2 2026) continued to drive the business, reflecting higher procedure volumes and increased account ordering.
•
Cohealyx (Q3 revenue of $2.1 million, approximately 21% growth compared to Q2 2026) continued to build commercial momentum, reflecting an expanding customer base and additional hospital value analysis committee (VAC) approvals.

•
PermeaDerm (Q3 revenue of $0.6 million, essentially flat compared to Q2 2026) maintained stable revenue. PermeaDerm I study results reported in August demonstrated comparable graft take and wound healing to allograft, with 70% lower product cost and 95.7% less preparation time.

•
International (Q3 revenue of $0.9 million, essentially flat compared to Q2 2026) continued to contribute consistent revenue from established international markets.

Gross profit margin across all products was 84.0%, a 270-basis point increase from 81.3% in the same period last year. Gross margin for RECELL products only was 88.4% for the quarter and is currently expected to remain between 86% and 90% over the coming quarters. The Company receives 50% of the average sales price for Cohealyx and up to 55% for PermeaDerm, which lowers the overall gross margin percentage.

Total operating expenses increased 7%, or $1.6 million, to $24.6 million, compared with $23.0 million in the prior-year period. The increase was driven largely by higher sales and marketing expenses, which rose $1.5 million due primarily to increased commissions and compensation, including annual incentive costs. Research and development expenses also increased by $1.0 million, mainly from higher compensation, while general and administrative expenses decreased by $0.9 million.

Net cash use improved to approximately $0.6 million, from $3.2 million in the second quarter of 2026. The Company ended the third quarter with approximately $10.5 million in cash, cash equivalents, and marketable securities, compared with $11.1 million at the beginning of the quarter.

Net loss improved to $6.2 million, or a loss of $0.20 per basic and diluted share, compared with a net loss of $13.2 million, or a loss of $0.46 per basic and diluted share, in the prior year period. Net loss for the current period was negatively impacted by $2.1 million in non-cash expense related to the revaluation of warrants due to the increase in AVITA Medical’s share price.

The Company has achieved trailing twelve-month revenue of at least $85.0 million, satisfying the revenue milestone required to access the remaining $10.0 million under its credit facility with Perceptive Advisors LLC. Subsequent to quarter-end, the Company drew down the $10.0 million tranche, bringing total borrowings under the facility to $60 million and further strengthening its balance sheet and liquidity position.

Third Quarter 2026 Webcast and Conference Call Information

AVITA Medical will host a conference call and webcast on Thursday, November 5, 2026, at 1:30 p.m. Pacific Time (Friday, November 6, 2026, at 8:30 a.m. Australian Eastern Daylight Time) to discuss its financial results and recent business highlights.

To listen to the conference call webcast, please register and join using the following link: https://edge.media-server.com/mmc/p/t9ebvg6s.

To participate in the live earnings conference call, please register in advance to receive dial-in details and a personal PIN using the following link: https://register-conf.media-server.com/register/BIc1fb986424694712b09792666b770137.

For those unable to participate in the live broadcast, a replay will be available on the Events page of the Company’s investor relations website at: https://ir.avitamedical.com/events-and-presentations.

About AVITA Medical, Inc.

AVITA Medical® is a leading therapeutic acute wound care company delivering transformative solutions. Our technologies are designed to optimize wound healing, effectively accelerating the time to patient recovery. At the forefront of our platform is RECELL®, approved by the FDA for the treatment of thermal burn and trauma wounds. RECELL harnesses the healing properties of a patient’s own skin to create Spray-On Skin™, offering an innovative solution for improved clinical outcomes at the point-of-care. In the U.S., AVITA Medical also holds the exclusive rights to market, sell, and distribute Cohealyx®, an AVITA Medical-branded collagen-based dermal matrix, and the exclusive rights to manufacture, market, sell, and distribute PermeaDerm®, a biosynthetic wound matrix.

In international markets, RECELL is approved to promote skin healing in a wide range of applications, including thermal burn and trauma wounds. RECELL and RECELL GO® are CE-marked in Europe, have TGA certification in Australia, and are listed with Medsafe in New Zealand; RECELL is PMDA-approved in Japan.

To learn more, visit www.avitamedical.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s full-year 2026 revenue guidance and implied fourth-quarter revenue; its expectation of achieving cash flow breakeven in the fourth quarter of 2026; expected RECELL gross margin; the sufficiency of its liquidity and capital resources, including management’s assessment of its ability to continue as a going concern; anticipated adoption of RECELL, Cohealyx, and PermeaDerm; and the clinical, economic, and commercial potential of its products. Words such as “anticipate,” “believe,” “continue,” “could,” “expect,” “guidance,” “intend,” “may,” “on-track,” “plan,” “will,” and similar words or expressions, and the use of future dates, are intended to identify forward-looking statements. These statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially, including variability in volumes and hospital ordering patterns; changes in, or delays in implementing, Medicare and other third-party reimbursement for RECELL, including the transition to national physician payment rates; the Company’s ability to collect receivables and manage operating expenses and working capital; the Company’s ability to comply with the covenants under its credit facility with Perceptive Advisors LLC and to service its indebtedness; changes in product mix and manufacturing costs affecting gross margin; the Company’s dependence on third parties for the supply of Cohealyx and PermeaDerm and the terms of its arrangements with those parties; the interpretation of clinical data and the scope of claims permitted under applicable FDA requirements; product liability and regulatory actions; and the other risks described under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its subsequent Quarterly Reports on Form 10-Q. Forward-looking statements are made only as of the date of this release, and the Company undertakes no obligation to update or revise any of them, except as required by law.

Investor & Media Contact:

Ben Atkins

Phone +1-805 341 1571

investor@avitamedical.com

media@avitamedical.com

Authorized for release by the Chief Financial Officer of AVITA Medical, Inc.

©2026 AVITA Medical. AVITA Medical®, Cohealyx®, RECELL®, RECELL GO®, and Spray-On SkinTM are trademarks of AVITA Medical. PermeaDerm® is a registered trademark owned by Stedical Scientific, Inc. All other trademarks are the properties of their respective owners.

AVITA MEDICAL, INC.

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	As of
	September 30, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$10,500	$10,243
Marketable securities	-	7,942
Accounts receivable, net	10,343	9,086
Prepaids and other current assets	2,030	1,293
Inventory	4,803	6,926
Total current assets	27,676	35,490
Plant and equipment, net	7,355	8,630
Operating lease right-of-use assets	2,406	2,899
Corporate-owned life insurance (“COLI”) asset	3,165	3,116
Intangible assets, net	5,550	5,645
Other long-term assets	642	612
Total assets	$46,794	$56,392
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued liabilities	$4,838	$8,959
Accrued wages and fringe benefits	11,499	7,813
Loan facility	-	42,984
Current non-qualified deferred compensation (“NQDC”) liability	554	276
Contingent liability	3,000	-
Other current liabilities	3,146	2,645
Total current liabilities	23,037	62,677
Loan facility, long-term	45,476	-
Non-qualified deferred compensation liability	4,420	3,697
Contract liabilities	265	290
Operating lease liabilities, long-term	1,658	2,135
Contingent liability, long-term	-	3,000
Warrant liabilities	2,975	1,243
Total liabilities	77,831	73,042
Commitments and contingencies
Stockholders' equity (deficit):
Common stock	3	3
Preferred stock	-	-
Company common stock held by the non-qualified deferred compensation plan	(625)	(1,293)
Additional paid-in capital	401,391	394,408
Accumulated other comprehensive income (loss)	1,091	(1,367)
Accumulated deficit	(432,897)	(408,401)
Total stockholders’ equity (deficit)	(31,037)	(16,650)
Total liabilities and stockholders’ equity (deficit)	$46,794	$56,392

AVITA MEDICAL, INC.

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three-Months Ended		Nine-Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025

Sales revenue	$25,862	$16,897	$66,415	$53,448
Lease revenue	252	165	652	547
Total revenues	26,114	17,062	67,067	53,995
Cost of sales	(4,173)	(3,187)	(11,631)	(9,490)
Gross profit	21,941	13,875	55,436	44,505
Operating expenses:
Sales and marketing	(13,566)	(12,053)	(39,980)	(41,200)
General and administrative	(6,307)	(7,227)	(18,339)	(20,283)
Research and development	(4,697)	(3,748)	(15,404)	(15,148)
Total operating expenses	(24,570)	(23,028)	(73,723)	(76,631)
Operating loss	(2,629)	(9,153)	(18,287)	(32,126)
Interest expense	(1,479)	(1,268)	(4,366)	(3,754)
Other expense, net	(2,049)	(2,751)	(1,756)	(1,058)
Loss before income taxes	(6,157)	(13,172)	(24,409)	(36,938)
Income tax expense	(65)	(15)	(87)	(28)
Net loss	$(6,222)	$(13,187)	$(24,496)	$(36,966)
Net loss per common share:
Basic and diluted	$(0.20)	$(0.46)	$(0.80)	$(1.37)
Weighted-average common shares:
Basic and diluted	30,866,230	28,393,445	30,720,190	27,012,691